Exhibit 10.1

THE MILLS LIMITED PARTNERSHIP

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) is made this 21st day of April, 1994, by and among The Mills Corporation, a Delaware corporation (the “REIT”) as the General Partner, Herbert S. Miller as the Initial Limited Partner, and the Persons listed on Exhibit 1 attached hereto as Limited Partners, together with any Persons who or which become Partners in the Partnership in accordance with the terms hereof.

R E C I T A L S:

A. Pursuant to a Certificate of Limited Partnership filed on November 5, 1993 with the Secretary of State of the State of Delaware, The Mills Limited Partnership (the “Partnership”) was formed for a purpose, inter alia, of directly or indirectly acquiring, owning, developing, operating and, if and when appropriate, selling certain super regional value malls and community shopping centers (or interests therein) and the various lines of business associated therewith, including, but not limited to, development, leasing, management and marketing such malls and centers (collectively, the “Business”); and

B. The parties have reached certain understandings with respect to their relative sharing of the benefits and burdens to be derived from the business operations of the Partnership, and desire to enter into this Agreement in order to (i) set forth herein such understandings and agreements, and (ii) set forth their rights, obligations and understandings with respect to the Partnership and the Business.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

FORMATION

Section 1.1 Formation. The Partners hereby form the Partnership as a limited partnership under the Act. The General Partner is authorized to take all such action as it deems necessary or appropriate to perfect and maintain the Partnership as a limited partnership under the Act and under the laws of all other jurisdictions in which the Partnership may elect to conduct business, including but not limited to the filing of the Certificate with the Delaware Secretary of State, and qualification of the Partnership as a foreign limited partnership in the jurisdictions in which such filing shall be required, as determined by the General Partner. The General Partner is also authorized to register the Partnership under applicable assumed or fictitious name statues or similar laws.

Section 1.2 Name. The name of the Partnership is The Mills Limited Partnership. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words shall be included in the Partnership’s name where necessary for a purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 1.3 Place of Business; Registered Agent. The principal office of the Partnership is located at 2700 Potomac, Mills Circle, Dale City, Virginia 22192, which office may be changed to such other place as the General Partner may from time to time designate. The Partnership may establish offices for the Partnership within or without the State of Delaware as may be determined by the General Partner. The registered agent for the Partnership in Delaware is The Corporation Trust Company, whose address is c/o Corporation Trust Center, 2309 Orange Street, Wilmington, Delaware 19801.

ARTICLE II

INTERPRETIVE PROVISIONS

Section 2.1 Certain Definitions. The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

Act: The Delaware Revised Uniform Limited Partnership Act, §§ 17-101 to 17-1109 of the Delaware Code Annotated, Title 6, as it may be amended from time to time.

Additional Limited Partner: Shall mean a Person admitted to the Partnership as a Limited Partner in accordance with Section 8.7 hereof and who is shown as such on the books and records of the Partnership.

Adjusted Capital Account: With respect to any Partner, such Partner’s Capital Account maintained in accordance with Section 4.4 hereof, as of the end of the relevant Fiscal Year of the Partnership after giving effect to the following adjustments:

(a) Credit to such Capital Account of such Partner’s share of Partnership Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(1) and such Partner’s share of Partner Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(5).

(b) Debit to such Capital Account of the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently therewith.

Adjusted Capital Account Deficit: With respect to any Partner, the deficit balance, if any, in that Partner’s Adjusted Capital Account as of the end of the relevant Fiscal Year of the Partnership.

Affiliate: With respect to any referenced Person, (i) such Person or a member of his immediate family; (ii) any Person who directly or indirectly owns, controls or holds the power to vote ten percent (10%) or more of the outstanding voting securities of the Person in question; (iii) any Person ten percent (10%) or more of whose outstanding securities are directly or indirectly owned, controlled by, or held with power to vote by the Person in question; (iv) any Person directly or indirectly controlling, controlled by, or under direct common control with the Person in question; (v) if the Person in question is a corporation, any executive officer or director of such Person or of any corporation directly or indirectly controlling such Person; and (vi) if the Person in question is a partnership, any general partner of the partnership or any limited partner owning or controlling ten percent (10%) or more of either the capital or profits interest in such partnership. As used herein, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Agreed Value: Shall mean (i) in the case of any Contributed Property described in Exhibit 2, the value listed under the caption “Agreed Value” in such Exhibit, (ii) in the case of any Contributed Property not described in Exhibit 2, the fair market value of such property at the time of contribution as determined by the General Partner using such method of valuation as it may adopt in its reasonable discretion, and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Book Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Code Section 752 and the Treasury Regulations thereunder.

Agreement: This Limited Partnership Agreement and all Exhibits attached hereto, as the same may be amended or restated as in effect from time to time.

Assignee: Any Person to whom one or more Partnership Units have been Transferred as permitted under this Agreement, but who has not become a Substituted Limited Partner in accordance with the provisions hereof, and who shall have the rights set forth in Section 8.5(B).

Bankrupt(cy): Either (i) a referenced Person’s making an assignment for the benefit of creditors; (ii) the filing by a referenced Person of a voluntary petition in bankruptcy; (iii) a referenced Person’s being adjudged insolvent or having entered against him an order for relief in any bankruptcy or insolvency proceeding; (iv) the filing by a referenced Person of an answer seeking any reorganization, composition, readjustment, liquidation, dissolution, or similar relief under any law or regulation; (v) the filing by a referenced Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of reorganization, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; or (vi) a referenced Person’s seeking, consenting to, or acquiescing in the appointment of a trustee, receiver or liquidator for all or substantially all of his property (or court appointment of such trustee, receiver or liquidator).

Book-Tax Disparity: With respect to any item of Contributed Property, or property the Book Value of which has been adjusted in accordance with Section 4.4(F), as of the date of determination, the difference between the Book Value of such property and the adjusted basis of such property for federal incomes tax purposes.

Book Value: Shall mean (a) with respect to any Contributed Property, the Agreed Value of such property reduced (but not below zero) by all Depreciation with respect to such property properly charged to the Partners’ Capital accounts and (b) with respect to any other asset, the asset’s adjusted basis for federal income tax purposes; provided, however, (i) the Book Value of all Partnership Assets shall be adjusted in the event of a revaluation of Partnership Assets in accordance with Section 4.4(F) hereof; (ii) the Book Value of any Partnership Asset distributed to any Partner shall be the fair market value of such asset on the date of distribution as determined by the General Partner; and (iii) such Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

Capital Account: The account maintained by the Partnership for each Partner described in Section 4.4 hereof.

Capital Contribution: The total amount of cash or cash equivalents or the Agreed Value of Contributed Property (less the amount of indebtedness, if any, of such Partner which is assumed by the Partnership and/or the amount of indebtedness, if any, to which such property is subject, as of the date of contribution, without regard to the provisions of Code Section 7701(g)) which such Partner contributes or is deemed to contribute to the Partnership pursuant to the terms of this Agreement, including the Capital Contribution made by a predecessor holder(s) of the Interest of such Partner, unless the context requires otherwise.

Cash Payment: The payment to a Redeeming Party of a cash amount determined by multiplying (i) an amount equal to the product of (A) the number of Partnership Units tendered for redemption by such Redeeming Party pursuant to a validly proffered Redemption Notice times (B) the Conversion Multiple, by (ii) the Unit Value on the date the Redemption Notice is received by the General Partner.

Certificate: The Partnership’s Certificate of Limited Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time, in accordance with the terms of this Agreement and the Act.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Consent: Either the written consent of a Person or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the consent is required or solicited, or the act of granting such consent, as the context may require. Except as expressly provided otherwise in this Agreement, reference to a requirement for the “Consent” of a Partner shall require the commercially reasonable judgment of such Partner in light of the facts and circumstances, rather than the unfettered discretionary decision of such Partner.

Contributed Property: Each property or asset (excluding cash) contributed or deemed contributed to the Partnership (whether as a result of a Code Section 708 termination or otherwise).

Contribution Agreement: The Contribution Agreement dated as of November 9, 1993 pursuant to which, among other things, certain of the Project Partnerships agreed to contribute, directly or directly, the Projects or Phases and other assets owned by such Project Partnerships to the Partnership, whether by merger or by conveyance, and certain partners of the Project Partnerships agreed to contribute their partnership interests is such Project Partnerships to the Partnership, in consideration for Partnership Units.

Conversion Multiple: Shall be 1.0, provided, however, in the event that the REIT (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Multiple shall be adjusted by multiplying the Conversion Multiple by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Conversion Multiple shall become effective immediately after the effective date of such event and shall be retroactive to the record date, if any, for such event.

Depreciation: For each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period (as a result of property contributions or adjustments to such values), Depreciation shall be adjusted as necessary so as to be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to the beginning adjusted basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Value using any reasonable method approved by the General Partner.

Effective Date: The date of closing of the sale of shares of the REIT pursuant to that certain Purchase Agreement dated as of                         , 1994.

Fiscal Year: The calendar year or such other twelve (12) month period designated by the General Partner.

General Partner: Shall mean the REIT and its successor(s) who or which become a Successor General Partner in accordance with the terms of this Agreement.

General Partner Interest: Shall mean a Partnership Interest held by a General Partner in its capacity as a general partner under the Act. A General Partner Interest may be expressed as a number of General Partner Units.

General Partner Units: Shall mean the Partnership Units held by a General Partner in its capacity as a general partner under the Act and Section 4.1(B), which General Partnership Units shall represent the General Partner’s General Partner Interest.

Indemnified Party: Shall have the meaning set forth in Section 5.7(A).

Independent Accountant: Shall have the meaning set forth in Section 7.2.

Initial Limited Partner: Shall mean Herbert S. Miller, who shall withdraw from the Partnership in his capacity as Initial Limited Partner on the Effective Date.

Involuntary Withdrawal: As to any (i) individual shall mean such individual’s death, incapacity or adjudication of incompetence, (ii) corporation shall mean its dissolution or revocation of its charter, (iii) partnership shall mean the dissolution and commencement of winding up of its affairs, (iv) trust shall mean the termination of the trust (but not the substitution of trustees), (v) estate shall mean the distribution by the fiduciary of the estate’s complete interest in the Partnership, and (vi) Partner, the Bankruptcy of such Partner.

IRS: Shall mean the Internal Revenue Service, an agency of the United States government.

Limited Partner: Shall mean the Initial Limited Partner and those Persons listed as Limited Partners on Exhibit 1 attached hereto and made a part hereof, as such Exhibit may be amended from time to time by the General Partner, and any Person who becomes a Substituted Limited Partner or an Additional Limited Partner in accordance with the terms of this Agreement.

Limited Partner Interest: Shall mean any Partnership Interest that is not a General Partner Interest. A Limited Partner Interest may be expressed as a number of Limited Partner Units.

Limited Partner Units: Shall mean Partnership Units that are not General Partner Units.

Net Cash Flow: With respect to any period shall mean:

(i) the sum of

(a) the Partnership’s Profit or Loss, as the case may be for such period, but without regard to the effect of any special allocations described in Sections 5.2(C)(1) through (5);

(b) Depreciation and all other noncash charges deducted in determining Profit or Loss for such period;

(c) the amount of any reduction (for any reason) in reserves of the Partnership referred to in clause (ii)(f) below;

(d) the excess of proceeds from the sale, exchange, disposition or refinancing of Partnership Assets for such period over the gain, if any, recognized for federal income tax purposes from such sale, exchange, disposition, or refinancing during such period; provided, however, that this clause (i)(d) shall not include proceeds from any Terminating Capital Transaction; and

(e) all other cash received by the Partnership for such period (from any source whatsoever) that was not included in determining Profit or Loss for such period;

(ii) less the sum of:

(a) all principal debt payments made during the period by the Partnership;

(b) any capital expenditures made by the Partnership during such period;

(c) any investments made by the Partnership in another entity, whether in the form of a loan or otherwise, to the extent not described in clauses (ii)(a) or (b) above;

(d) any other expenditures and payments not deducted in determining Profit and Loss for such period;

(e) any amount included in determining Profit and Loss for such period to the extent not actually received by the Partnership during such period; and

(f) the amount of any increase in reserves established by the General Partner during such period which the General Partner determines is necessary or appropriate for the operation of the Business.

The foregoing notwithstanding, in the event of the dissolution and liquidation of the Partnership in accordance with Section 10.2(A) hereof, amounts which would constitute Net

Cash Flow as terminated under this definition shall be treated in accordance with the dissolution and liquidation provisions hereof and not as Net Cash Flow.

Notice: Shall mean a writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent by registered or certified mail, postage prepaid, return receipt requested, to such Person at the last known address of such Person as shown on the books of the Partnership, the date of personal delivery or of the certification receipt, as the case may be, being deemed the date of such Notice; provided, however that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement.

Partner Minimum Gain: Shall mean the gain (regardless of character) which would be realized by the Partnership if property of the Partnership subject to a partner nonrecourse debt (as such term is defined in Treasury Regulation Section 1.704-2(b)(4)) were disposed of in full satisfaction of such debt a the relevant date. The adjusted basis of property subject to more than one partner nonrecourse debt shall be allocated in a manner consistent with the allocation of basis for purposes of determining Partnership Minimum Gain hereunder. Partner Minimum Gain shall be computed hereunder using the Book Value, rather than the adjusted tax basis, of any Partnership asset in accordance with the principles of Treasury Regulation § 1.704-2(d)(3).

Partner Nonrecourse Deductions: Shall mean with respect to any partner nonrecourse debt (as such term is defined in Treasury Regulation Section 1.704-2(b)(4)), the increase in Partner Minimum Gain during the tax year plus any increase in Partner Minimum Gain for a prior tax year which has of previously generated a Partner Nonrecourse Deduction hereunder. The determination of which Partnership items constitute Partner Nonrecourse Deductions shall be made in a manner consistent with the manner in which Partnership Nonrecourse Deductions are determined hereunder.

Partners: The General Partner and the Limited Partners as a collective group. The term “Partner” shall mean a General Partner or a Limited Partner. Such terms shall be deemed to include such other Persons who become Partners pursuant to the terms of this Agreement.

Partnership: The Delaware limited partnership referred to herein as The Mills Limited Partnership, as such partnership may from time to time be constituted.

Partnership Assets: At any particular time, any assets or property (tangible or intangible, choate or inchoate, fixed or contingent) held or owned by the Partnership.

Partnership Interest or Interest: As to any Partner, such Partner’s ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or a General Partner and including such Partner’s right to distributions under this Agreement and any other rights or benefits which such Partner has in the Partnership, together with any and all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

Partnership Minimum Gain: Shall mean the aggregate gain (regardless of character) which would be realized by the Partnership if all of the Partnership Assets subject to a nonrecourse liability (as defined in Treasury Regulation Section 1.704-2(b)(3)) were disposed of in full satisfaction of such liability on the relevant date. In the case of any nonrecourse liability of the Partnership which is not secured by a mortgage with respect to any specific Partnership Assets, any and all Partnership Assets to which the holder of said liability has recourse shall be treated as subject to such nonrecourse liability for purposes of the preceding sentence. Partnership Minimum Gain shall be computed separately for each nonrecourse liability of the Partnership. For this purpose, the adjusted basis of property subject to two or more liabilities of equal priority shall be allocated among such liabilities in proportion to the outstanding balance of such liabilities and the adjusted basis of property subject to two or more liabilities of unequal priority shall be allocated to the liability of inferior priority only to the extent of the excess, if any, of the adjusted basis of such property over the outstanding balance of the liabilities of superior priority. Partnership Minimum Gain shall be computed hereunder using the Book Value, rather than the adjusted tax basis, of the Partnership Asset in accordance with Treasury Regulation Section 1.704-2(d)(3).

Partnership Nonrecourse Deductions: Shall mean the amount of Partnership deductions equal to the increase, if any, in the amount of the aggregate Partnership Minimum Gain during the tax year (plus any increase in Partnership Minimum Gain for a prior tax year) which has not previously generated a Partnership Nonrecourse Deduction, reduced (but not below zero) by the aggregate distributions made during the tax year of the proceeds of a nonrecourse liability of the Partnership which are attributable to an increase in Partnership Minimum Gain within the meaning of Treasury Regulation Section 1.704-2(h). The Partnership Nonrecourse Deductions for a Partnership tax year shall consist first of depreciation or cost recovery deductions with respect to each property of the Partnership giving rise to such increase in Partnership Minimum Gain on a pro rata basis to the extent of each such increase, with any excess made up pro rata of all items of deduction.

Partnership Unit: Shall mean a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Section 4.1 hereof. As of the Effective Date, the aggregate number of Partnership Units outstanding is             , with each such Unit representing a              Percentage of Partnership Interest in the Partnership.

Percentage of Partnership Interest: As to any Partner, the percentage in the Partnership shown opposite the name of such Partner on Exhibit 1 attached hereto, as determined by dividing the Partnership Units then owned by such Partner by the total number of Partnership Units then outstanding, as the same may be adjusted from time to time in accordance with this Agreement.

Person: Any individual, partnership, corporation, trust, limited liability company or other entity.

Phase: A discrete stage of construction of any Project.

Profits and Losses: For each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

a. Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

b. Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

c. Gain or loss resulting from any disposition of Partnership Assets with respect to which gain or loss is recognized for federal income tax purposes and with respect to which there is a Book-Tax Disparity shall be computed by reference to the Book Value of the property disposed of and not the adjusted tax basis of such property;

d. In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” herein; and

Project: Any of the shopping centers constructed, owned and operated by any Project Partnership, whether presently constructed and operating, under construction, or to be constructed in the future, which is fully or partially owned (directly or indirectly) by the Partnership.

Project Partnership: Any of the partnerships which, prior to the formation of the Partnership (and subsequent to such formation if not liquidated), own the Projects.

Record Date: The date established by the General Partner for distribution of Net Cash Flow pursuant to Section 5.3 hereof, which record date shall be the same as the record date established by the REIT for a distribution to its stockholders of some or all of its portion of such distribution.

Redeeming Party: Shall mean a Limited Partner or Assignee (other than a General Partner) who tenders Partnership Units for redemption pursuant to a Redemption Notice.

Redemption Effective Date: Shall mean the first date on which a Redeeming Party may elect or redeem Partnership Units, which date shall be the later of (i) the first anniversary of the Effective Date of this Agreement or (ii) the effective date of any registration statement filed by the Partnership with respect to the REIT Shares to be issued upon redemption of Partnership Units by a Redeeming Party.

Redemption Date: Shall mean the date for redemption of Partnership Units as set forth in Section 9.2.

Redemption Notice: Shall mean a Notice to the General Partner by a Redeeming Party, substantially in the form attached as Exhibit 3, pursuant to which the Redeeming Party requests the redemption of Partnership Units in accordance with Article IX.

Redemption Obligation: Shall mean the obligation of the Partnership to redeem the Partnership Units as set forth in Section 9.1(A).

Redemption Restriction: Shall mean a restriction on the ability of the Partnership to redeem the Partnership Units as set forth in Section 9.1(A).

REIT: Shall mean (i) The Mills Corporation, a Delaware corporation, and a general partner of the Partnership, which entity intends to qualify as a real estate investment trust as defined under Code Section 856, or (ii) its status as a real estate investment trust under such Code Section, as the context requires.

REIT Charter: The amended and restated Certificate of Incorporation of the REIT filed with the Delaware Secretary of State on April     , 1994, as the same may be amended or restated and in effect from time to time.

REIT Share: A share of common stock representing an ownership interest in the REIT.

REIT Share Rights: Rights to acquire additional REIT Shares issued to all holders of REIT Shares, whether in the form of rights, options, warrants, or convertible or exchangeable securities, to the extent the same have been issued without additional consideration after the initial acquisition of such REIT Shares.

Share Payment: The payment to a Redeeming Party of a number of REIT Shares determined by multiplying (i) the number of Partnership Units tendered for redemption by such Redeeming Party pursuant to a validly proffered Redemption Notice by (ii) the Conversion Multiple. In the event the REIT grants any REIT Share Rights prior to such redemption, any Share Payment shall include for the Redeeming Party his ratable share of such REIT Share Rights.

Subsidiary: With respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

Substituted Limited Partner: That Person or those Persons admitted to the Partnership as an additional or substitute Limited Partner(s) in accordance with the provisions of this Agreement. A Substituted Limited Partner, upon his admission as such, shall succeed to the rights, privileges and liabilities of his predecessor in interest as a Limited Partner.

Successor General Partner: Any Person who is admitted to the Partnership as an additional or substitute General Partner, in accordance with the provisions of this Agreement. A Successor General Partner, upon his admission as such, shall succeed to the rights, privileges and liabilities of his predecessor in interest as a General Partner in accordance with the provisions of the Act.

Tax Matters Partner: The General Partner or such other Partner who becomes Tax Matters Partner pursuant to the terms of this Agreement.

Terminating Capital Transaction: The sale or other disposition of all or substantially all of the Partnership Assets or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the Partnership Assets.

Transfer: A transaction in which a Partner purports to assign all or any portion of his Partnership Interest to another Person and includes any sale, assignment, gift, pledge, mortgage, exchange, hypothecation, encumbrance or other disposition by law or otherwise; provided, however, the redemption of any Partnership Interest pursuant to Article IX hereof shall not constitute a “transfer” for purposes hereof. Any purported Transfer not made in accordance with the terms of this Agreement shall have no legal effect and shall be null and void ab initio.

Treasury Regulations: The Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Unit Value: with respect to any Partnership Unit, the average of the daily market price for a REIT Share for the ten (10) consecutive trading days immediately preceding the date of receipt of a Redemption Notice by the General Partner. If the REIT Shares are traded on a securities exchange or the NASDAQ-National Market System, the market price for each such trading day shall be the closing price on such day or, if no sales take place on such day, the average of the closing bid and asked prices on such day. If the REIT Shares are not traded on a securities exchange or the NASDAQ-National Market System, the market price for each such trading day shall be determined by the General Partner using any reasonable method of valuation. If a Share Payment would include any REIT Share Rights, the value of such REIT Share Rights shall be determined by the General Partner using any reasonable method of valuation, taking into account the Unit Value determined hereunder, and the value of such REIT Share Rights shall be included in the Unit Value.

Section 2.2 Rules of Construction. The following rules of construction shall apply to this Agreement:

(A) All section headings in this Agreement are for the convenience of reference only and are not intended to qualify the meaning of any section.

(B) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

(C) Each provision of this Agreement shall be considered severable from the rest, and any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

(D) Unless otherwise specifically and expressly limited in the context, any reference herein to a decision, determination, act, action, exercise of a right, power or privilege, or other procedure by a General Partner shall mean and refer to the decision, determination, act, action, exercise or other procedure by such General Partner in its sole and absolute discretion. Notwithstanding the foregoing, such discretion shall reflect the commercially reasonable judgment of such General Partner in light of the facts and circumstances, rather than the unfettered discretionary decision of such General Partner.

ARTICLE III

BUSINESS PURPOSE

Section 3.1 Business. The business of the Partnership shall be (i) directly or indirectly acquiring, owning, developing, operating and, if and when appropriate, selling, shopping malls and centers, including but not limited to super regional value malls and community shopping centers, (ii) conducting various lines of business associated with the foregoing, directly or indirectly, including, but not limited to, development, leasing, management and marketing of such malls and centers, (iii) conducting any business that may be lawfully conducted by a limited partnership pursuant to the Act, (iv) to enter into any partnership, joint venture or other relationship to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, and (v) to do anything necessary or incidental to the foregoing; provided, however, that any business undertaken by the Partnership shall be limited so as to permit the REIT to elect and maintain its status as a REIT (unless the REIT in its absolute and sole discretion elects to no longer qualify as a REIT).

Section 3.2 Authorized Activities. In carrying out the purposes of the Partnership, but subject to other provisions of this Agreement, the Partnership is authorized to engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes and business of the Partnership described herein and for the protection and benefit of the Partnership; provided that the Partnership shall not take, or shall refrain from taking, any action which, in the judgment of the REIT, in its sole and absolute discretion, (i) could adversely affect the ability of the REIT to qualify and continue to qualify as a REIT, (ii) could subject the REIT to additional taxes under Code Section 857 or 4981 or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the REIT or its securities.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions.

(A) On or before the Effective Date, each Partner shall make the Capital Contribution set forth on Exhibit 1 hereto opposite such Partner’s name. To the extent the Partnership acquires any property by reason of merger of any other Person into the Partnership, Persons receiving Partnership Interests in exchange for their interest in the Person merging into the Partnership shall become Partners and shall be deemed to have made a Capital Contribution as provided in the applicable merger documents and as set forth on Exhibit 1 opposite such Persons’ names. Exhibit 1 sets forth the number of Partnership Units owned by each Partner and the Percentage of Partnership Interest of each Partner, which Percentage of Partnership Interest shall be adjusted from time to time by the General Partner to reflect the issuance of additional Partnership Units, the redemption of Partnership Units, additional Capital Contributions and similar events having an effect on a Partner’s Percentage of Partnership Interest. Except as set forth in Section 4.2 (regarding issuance of additional Partnership Units) or Section 7.6 (regarding withholding obligations), no Partner shall be required under any circumstances to contribute to the capital of the Partnership any amount beyond that sum required pursuant to this Article IV.

(B) Anything in the foregoing Section 4.1(A) or elsewhere in this Agreement notwithstanding, a number of the General Partners’ Partnership Units equal to an aggregate one percent (1%) of the total number of outstanding Partnership Units shall, at all times, be deemed to be General Partner Units and shall constitute the General Partner Interest. All other Partnership Units (including all other Partnership Units held by the General Partner) shall be deemed to be Limited Partner Units.

Section 4.2 Additional Partnership Interests.

(A) The General Partner is hereby authorized to cause the Partnership from time to issue to Partners (including the General Partner) or other persons additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to the Act, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner unless either (a)(1) the additional Partnership Interests are issued in connection with an issuance of REIT shares of which shares have designations, preferences and other rights such that the economic interests attributable to such shares are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner in accordance with this Section 4.2(A) and (2) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of the General Partner, or (b)

the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests.

(B) After the initial public offering of REIT Shares, the General Partner shall not issue any additional REIT Shares (other than REIT Shares issued pursuant to Article IX or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares (collectively “Additional REIT Shares”) other than to all holders of REIT Shares unless (i) the General Partner shall cause the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional REIT Securities. Without limiting the foregoing, the General Partner is expressly authorized to issue Additional REIT Securities for less than fair market value, and to cause the Partnership to issue to a General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of REIT Shares and corresponding Units pursuant to employee stock purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise), and (y) the General Partner contributes all proceeds from such issuance and exercise to the Partnership.

(C) In connection with the initial public offering of REIT Shares by the General Partner, and any other issuance of REIT Shares pursuant to this Section 4.2, the General Partner shall make a Capital Contribution to the Partnership of the proceeds raised in connection with such issuance; provided that if the proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have reimbursed the General Partner pursuant to Section 6.5 for the amount of such underwriter’s discount or other expenses.

Section 4.3 No Third Party Beneficiaries. The foregoing provisions of this Article IV are not intended to be for the benefit of any creditor of the Partnership or other Person to whom any debts, liabilities or obligations are owned by (or who otherwise has any claim against) the Partnership or any of the Partners, and no such creditor or other Person shall obtain any right under any such foregoing provision against the Partnership or any of the Partners by reason of any debt, liability or obligation (or otherwise).

Section 4.4 Capital Accounts.

(A) The Partnership shall establish and maintain a separate Capital Account for each Partner in accordance with Code Section 704 and Treasury Regulations § 1.704-1(b)(2)(iv). Any reference in any section or subsection of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth below.

(B) The Capital Account of each Partner shall be credited with:

(1) the amount of all Capital Contributions made to the Partnership by such Partner in accordance with this Agreement; plus

(2) all Profit of the Partnership allocated to such Partner pursuant to Article V.

(C) The Capital Account of each Partner shall be debited with the sum of:

(1) all Losses of the Partnership allocated to such Partner pursuant to Article V;

(2) such Partner’s distributive share of expenditures of the Partnership described in Code Section 705(a)(2)(B); and

(3) all cash and the Agreed Value of any property actually distributed or deemed distributed by the Partnership to such Partner pursuant to the terms of this Agreement.

(D) For purposes of computing the amount of any item of income, gain, deduction or to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes, determined in accordance with Code Section 703(a); provided, however, that the computation of items of income, gain, loss and deduction shall be made without regard to any Code Section 754 election that may be made by the Partnership, except to the extent required in accordance with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv)(I) and (m);

(E) Any transferee of a Partnership Interest shall succeed to a pro rata portion of the Transferor’s Capital Account transferred unless such Transfer causes a Code Section 708 termination of the Partnership, in which case the Book Value of all Partnership Assets shall be adjusted immediately prior to the deemed distribution pursuant thereto as provided in Section 4.4(F).

(F) Consistent with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Book Value of all Partnership Assets shall be revalued upward or downward to reflect the fair market value of each such Partnership Asset, as determined by the General Partner using such reasonable method of valuation as it may adopt, (i) immediately prior to the acquisition of an additional Partnership Interest by any new or existing Partner in connection with the contribution of money or other property (other than a de minimis amount) to the Partnership, (ii) immediately prior to the distribution by the Partnership to a Partner of property (other than a de minimis amount) as consideration for a Partnership Interest or (iii) immediately prior to the liquidation of the Partnership as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that such adjustment as to clauses (i) and (ii) above shall be made only if the General Partner deems such adjustment necessary to reflect the relative economic interests of the Partners in the Partnership.

(G) The foregoing provisions of this Section 4.4 are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Partners’ Capital Accounts are computed hereunder in order to comply with such Treasury Regulations, the General Partner may make such modification if such modification is not likely to have a material effect on the amounts distributable to any Partner under the terms of this Agreement and the General Partner provides Notice to the other Partners of such modification prior to making such modification.

Section 4.5 Return of Capital Accounts; Interest. Except as otherwise specifically provided in this Agreement, (i) no Partner shall have any right to withdraw or reduce its Capital Contributions or Capital Account, or to demand and receive property other than cash from the Partnership in return for its Capital Contributions or Capital Account; (ii) no Partner shall have any priority over any other Partners as to the return of its Capital Contributions or Capital Account; (iii) any return of Capital Contributions or Capital Accounts to the Partners shall be solely from the Partnership Assets, and no Partner shall be personally liable for any such return; and (iv) no interest shall be paid by the Partnership on Capital Contributions or balances in Partners’ Capital Accounts.

Section 4.6 Preemptive Rights. No Person shall have any preemptive or similar rights with respect to the issuance or sale of additional Partnership Units.

Section 4.7 REIT Share Purchases. If the REIT acquires additional REIT Shares pursuant to Article XII of the REIT Charter, the General Partner shall cause the Partnership to purchase from the REIT that number of Partnership Units determined by applying the Conversion Multiple to the number of REIT Shares purchased by the REIT at the same price and on the same terms that the REIT purchased such REIT Shares.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Limited Liability. For bookkeeping purposes, the Profits of the Partnership shall be shared, and the Losses of the Partnership shall be borne, by the Partners as provided in Section 5.2 below; provided, however, that except as expressly provided in this Agreement, no Limited Partner (in its capacity as a Limited Partner) shall be personally liable for losses, costs, expenses, liabilities or obligations of the Partnership in excess of its Capital Contribution required under Article V hereof. The foregoing shall not affect any liability a Limited Partner may incur if such Limited Partner undertakes additional obligations to the Partnership, the Partners or to third parties in a capacity other than as a Limited Partner.

Section 5.2 Profits, Losses and Distributive Shares.

(A) Profits. After giving effect to the special allocations, if any, provided in Sections 5.2(C) and (D), Profits in each Fiscal Year shall be allocated in the following order:

(1) First, to each Partner, in proportion to the cumulative losses allocated to such Partner under Section 5.2(B)(2), until the cumulative Profits allocated to such Partner under this Section 5.2(A)(1) equals the cumulative Losses allocated to such Partner under Section 5.2(B)(2); and

(2) Then, the balance, if any, to the Partners in proportion to their respective Percentages of Partnership Interest.

(B) Losses. After giving effect to the special allocations, if any, provided in Sections 5.2(C) and (D), Losses in each Fiscal Year shall be allocated in the following order:

(1) First, to the Partners in proportion to their respective Percentages of Partnership Interest, but not in excess of the positive Adjusted Capital Account balance of any Partner prior to the allocation provided for in this Section 5.2(B)(1);

(2) Then, to those Partners guaranteeing debt, making loans to the Partnership or having liability for Partnership debt in proportion to the debt guaranteed, the loans made or the amount of such liability.

(C) Special Allocations. Except as otherwise provided in this Agreement, the following special allocations will be made in the following order and priority:

(1) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any tax year or other period for which allocations are made, the Partners will be specially allocated items of Partnership income and gain for that period (and if necessary, subsequent periods) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain during such tax year or other period determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(i). This Section 5.2(C)(1) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(f)(2) and shall interpreted consistently therewith, including the exceptions to the minimum gain chargeback requirement set forth in Treasury Regulations Section 1.704-2(f)(2) and (3). If the General Partner concludes, after consultation with tax counsel, that the Partnership meets the requirements for a waiver of the minimum gain chargeback requirement set forth in Treasury Regulations Section 1.704-2(f)(4), the General Partner in its sole and absolute discretion may elect to take all steps necessary or appropriate in order to obtain such waiver.

(2) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section (other than Section 5.2(C)(1) which shall be applied first), if there is a net decrease in Partner Minimum Gain during any tax year or other period for which allocations are made, each partner with a share of Partner Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(5) shall be specially allocated items of partnership income and gain for that period (and, if necessary, subsequent periods) in an amount equal to the Partner’s share of the net decrease in the Partner Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704(i)(4) and 1.704-2(j)(2)(ii). This Section 5.2(C)(2) is intended to comply with the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith, including the exceptions set forth in Treasury Regulations Section 1.704-2(f)(2) and (3) to the extent such exceptions apply to Treasury Regulations Section 1.704-2(i)(4). If the General Partner concludes after consultation with tax counsel, that the Partnership meets the requirements for a waiver of the partner minimum gain chargeback requirement set forth in Treasury Regulation 1.704-2(f), but only to the extent such exception applies to Treasury Regulations Section 1.704-2(i)(4), the General Partner in its sole and absolute discretion may elect to take all steps necessary or appropriate to obtain such waiver.

(3) Qualified Income Offset. A Partner who unexpectedly receives any adjustments, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of partnership income and gain in an amount and manner sufficient (after giving effect to the allocations required under Sections 5.2(C)(1) and (C)(2), to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible.

(4) Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the liability to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(5) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership Asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(6) Depreciation Recapture. In the event there is any recapture of depreciation or investment tax credit, the allocation of gain or income attributable to such recapture shall be shared by the Partners in the same proportion as the deduction for such depreciation or investment tax credit was shared.

(7) Interest In Partnership. Notwithstanding any other provision of this Agreement, no allocation of Profit or Loss (or item of Profit and Loss) will be made to a Partner if the allocation would not have “economic effect” under Treasury Regulations

Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner’s interest in the Partnership within the meaning of Treasury Regulations Sections 1.704-1(b)(3) or 1.704-1(b)(4)(iv).

(D) Curative Allocations. The allocations set forth in Section 5.2(C)(1) through (7), (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is authorized to further allocate Profits, Losses, and other items among the Partners in a reasonable manner so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions would be divided among the Partners under Section 5.3, but for application of the Regulatory Allocations. In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Partners so that the net amount of the regulatory Allocations and the special allocations to each Partner is zero. The General Partner may accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

(E) Tax Allocations - Code Section 704(c).

(1) Except as otherwise provided in Section 5.2(E)(2), each item of income, gain, loss and deduction shall be allocated for federal income tax purposes in the same manner as each correlative item of income, gain, loss or deduction, is allocated for book purposes pursuant to the provisions of Section 5.2(A) and (B) hereof.

(2) Notwithstanding anything to the contrary in this Section V, in an attempt to eliminate any Book-Tax Disparity with respect to a Contributed Property, items of income, gain, loss or deduction with respect to each such property shall be allocated for federal income tax purposes among the Partners as follows (subject to Section 5.2(E)(4)):

(a) In the case of each Contributed Property with a Book-Tax Disparity, any item of depreciation, amortization or other cost recovery allowance attributable to such property shall be allocated as follows: (x) first, to those Partners (the “Non-Contributing Partners”) other than the Partner who contributed such property to the Partnership (the “Contributing Partner”) in an amount up to the book allocation of such items made to the Non-Contributing Partners pursuant to Section 5.2(A) and (B) hereof, pro rata in proportion to the respective amount of book items so allocated to the Non-Contributing Partners pursuant to Section 5.2(A) and (B) hereof; and (y) any remaining depreciation, amortization or other cost recovery allowance to the Contributing Partner. In no event shall the total depreciation, amortization or other cost recovery allowance allocated hereunder exceed the amount of the Partnership’s depreciation, amortization or other cost recovery allowance with respect to such property.

(b) In the event the Partnership sells or otherwise disposes of a Contributed Property with a Book-Tax Disparity, any gain or loss recognized by the Partnership in connection with such sale or other disposition shall be allocated among the Partners as follows: (x) first, any gain or loss shall be allocated to the Contributing Partner to the extent required to eliminate any Book-Tax Disparity with respect to such property; and (y) any remaining gain or loss shall be allocated among the Partners in the same manner that the correlative items of book gain or loss are allocated among the Partners pursuant to Section 5.2(A) and (B) hereof.

(3) In the event the Book Value of a Partnership Asset (including a Contributed Property) is adjusted pursuant to Section 4.4(F) hereof, and such asset has not been deemed distributed by, and recontributed to the Partnership pursuant to Code Section 708 subsequent thereto, all items of income, gain, loss or deduction in respect of such property shall be allocated for federal income tax purposes among the Partners in the same manner as provided in Section 5.2(E)(2) hereof to take into account any variation between the fair market value of the property, as determined by the General Partner using such reasonable method of valuation as it may adopt, and the Book Value of such property, both determined as of the date of such adjustment.

(4) To the extent that Treasury Regulations promulgated pursuant to Code Section 704(c) permit the Partnership to elect alternative methods to eliminate the Book-Tax Disparity with respect to a Contributed Property, the General Partner shall have the authority to elect the method to be used by the Partnership and such election shall be binding on all of the Partners.

(5) The Partners hereby intend that the allocation of tax items pursuant to this Section 5.2(E) comply with the requirements of Code Section 704(c) and the Treasury Regulations promulgated thereunder.

(6) The allocation of items of income, gain, loss or deduction pursuant to this Section 5.2(E) are solely for federal, state and local income tax purposes, and the Capital Account balances of the Partners shall be adjusted solely for allocations of “book” items in respect of Partnership Assets pursuant to Section 5.2(A) and (B) hereof.

(F) Other Allocation Rules. The following rules will apply to the calculation and allocation of Profits, Losses and other items:

(1) Except as otherwise provided in the Agreement, all Profits, Losses and other items allocated to the Partners will be allocated among them in proportion to their Percentages of Partnership Interest.

(2) For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis as determined by the General Partner using any permissible method under Code Section 706 and the related Treasury Regulations.

(3) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, credit and other allocations not provided for in this Agreement will be divided among the Partners in the same proportions as they share Profits and Losses.

(4) For purposes of Treasury Regulations Section 1.752-3(a), the Partners hereby agree that any nonrecourse liabilities of the Partnership in excess of the sum of (i) the Partnership Minimum Gain and (ii) the aggregate amount of taxable gain that would be allocated to the Partners under Code Section 704(c) if the Partnership disposed of (in a taxable transaction) all Partnership Assets subject to one or more nonrecourse liabilities of the Partnership in full satisfaction of such liabilities, shall be allocated among the Partners in accordance with their respective Percentage of Partnership Interests.

(G) Partner Acknowledgement. The Partners agree to be bound by the provisions of this Section 5.2 in reporting their shares of Partnership income and loss for income tax purposes.

(H) Regulatory Compliance. The foregoing provisions of this Section 5.2 relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

Section 5.3 Distributions of Net Cash Flow.

(A) The General Partner shall distribute quarterly an amount equal to the Net Cash Flow generated by the Partnership during such quarter, pro rata among the Partners in accordance with their respective Percentages of Partnership Interest. Distributions of Net Cash Flow shall be made to the Partners of record on the Record Date established by the General Partner for the distribution, without regard to the length of time the record holder has been such.

(B) Section 5.3(A) notwithstanding, the General Partner shall use its best efforts to cause the Partnership to make distributions of Net Cash Flow which are sufficient to enable the REIT to (i) maintain its status as a real estate investment trust under Code Section 856, (ii) avoid the imposition of any tax under Code Section 857 and (iii) avoid the imposition of any excise tax under Code Section 4981.

Section 5.4 Distributions Upon Liquidation. Proceeds of a Terminating Capital Transaction shall be distributed to the Partners in accordance with Section 10.2.

Section 5.5 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of state or local tax law and Section 7.6 of this Agreement with respect to any allocation, payment or distribution to the General Partner, Limited Partners or Assignees shall be treated as amounts distributed to such General Partner, Limited Partner or Assignees pursuant to Section 5.3 of this Agreement.

ARTICLE VI

PARTNERSHIP MANAGEMENT

Section 6.1 Management and Control of Partnership Business.

(A) Except as otherwise expressly provided or limited by the provisions of this Agreement, the General Partner shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership, and to take all such action as it deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein. Except as expressly set forth in this Agreement, the Limited Partners shall not have any authority, right, or power to bind the Partnership, or to manage or control, or to participate in the management or control of, the business and affairs of the Partnership in any manner whatsoever. Such management shall in every respect be the full and complete responsibility of the General Partner alone as herein provided. The General Partner may not be removed by the Limited Partners with or without cause.

(B) In carrying out the purposes of the Partnership, the General Partner shall be empowered to take all of the following actions, such list not intended to be exhaustive of the actions which may be taken by the General Partner pursuant to the authority granted to the General Partner pursuant to this Agreement, and each of the Limited Partners, by execution hereof, agrees that the General Partner is authorized to execute, deliver and perform any of the agreements and transactions set forth in this Section 6.1(B) on behalf of the Partnership:

(1) Acquire, dispose of, mortgage, pledge, encumber, hypothecate or exchange any of the Partnership Assets or merge or otherwise combine the Partnership with or into another entity, and to enter into such contracts and take such actions as are required to effectuate any of the foregoing and to operate the business of the Partnership and, in general, to own, improve, develop, construct, lease, manage, and, if and when appropriate, sell the various Partnership Assets;

(2) Make any expenditure, lend or borrow money and issue evidences of indebtedness (including the issuance of guaranties) in furtherance of any or all of the purposes of the Partnership, including, but not limited to, making prepayments on any loans and incurring indebtedness to permit the Partnership to make distributions to its Partners in amounts sufficient to enable the REIT to be able to make such distributions as are necessary to maintain qualification as a REIT and avoid any income or excise taxes in such capacity (for so long as the REIT maintains REIT status);

(3) Use Partnership Assets (including, but not limited to, cash) for any Partnership purpose including, without limitation, financing the operations of the REIT, the Partnership or any Subsidiary of either of them, the lending of funds to other Persons (including Subsidiaries of the Partnership or the REIT), the repayment of obligations of the Partnership or its Subsidiaries or make payments on behalf of Persons in which the Partnership has an equity investment and the making of capital investments in any Subsidiary of the Partnership or otherwise;

(4) Make tax, securities and any other regulatory filings or reports to any governmental or other body having jurisdiction over or contractual rights with respect to the Partnership or the Partnership Assets;

(5) Prepay in whole or in part, refinance, recast, increase, modify, or extend mortgages affecting the Partnership Assets, and in connection therewith execute any extensions, renewals or modifications of any mortgage or deed of trust on any such Partnership Assets;

(6) Enter into, perform, deliver and carry out contracts, certificates and instruments of any kind necessary or incidental to the accomplishment of the purposes of the Partnership, including, but not limited to, the obtaining of insurance policies for the Partnership or the Partnership Assets as deemed necessary;

(7) Employ and dismiss Persons in the operation and management of the Partnership or the Business including, without limitation, attorneys, accountants, mortgage bankers, management and leasing agents, insurance brokers, real estate brokers, engineers, architects, contractors and consultants, whether in connection with current Partnership business or exploration of future business opportunities, and make determinations with respect to their compensation and other terms and conditions of their employment;

(8) Make interim investments in appropriate banking or investment accounts;

(9) Bring, defend, pay, extend, renew, modify, adjust, submit to arbitration, prosecute or compromise any obligation, suit, liability, cause of action or claim with respect to the Partnership, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(10) Distribute Partnership cash or other Partnership Assets in accordance with the terms of this Agreement;

(11) Establish and maintain for the Partnership working capital reserves in such amounts and for such purposes as the General Partner deems reasonable and appropriate from time to time;

(12) Form, acquire an interest in, contribute property to, or otherwise participate in general or limited partnerships or joint ventures, or any other business relationship the General Partner deems appropriate (including, but not limited to, acquiring interests in Subsidiaries of the Partnership or the REIT or any other Person) and vote the equity interests of the Partnership in any such entity; and

(13) Determine the fair market value of any Partnership Asset distributed in kind using such reasonable method of valuation as the General Partner may elect.

(C) In connection with the foregoing, the General Partner shall not directly or indirectly enter into or conduct any business other than through the Partnership and the ownership of its Partnership Interests therein. The General Partner and its Affiliates may acquire Limited Partner Interests and shall have all the rights of a Limited Partner upon the acquisition thereof.

Section 6.2 No Management by Limited Partners; Imitation of Liability.

(A) The Limited Partners, in their capacity as limited partners, shall not take part in a day-to-day management, operation or control of the business and affairs of the Partnership or have any right, power, or authority to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. The Limited Partners shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof, and any of the approvals rendered or withheld by the Limited Partners pursuant to this Agreement shall be deemed as consultation or advice to the General Partner in connection with the Business and, in accordance with the Act, and shall not be deemed as participation by the Limited Partners in the business of the Partnership and are not intended to create any inference that the Limited Partners should be classified as general partners under the Act.

(B) The Limited Partners shall have no liability under this Agreement except to the extent expressly provided herein (including with respect to withholding under Section 7.6) or under the Act.

Section 6.3 Limitations on Partners.

(A) No Partner or Affiliate of a Partner shall have any authority to perform (i) any act in violation of any applicable law or regulation thereunder; (ii) any act prohibited by Section 6.3(B); or (iii) any act without Consent or ratification which is expressly required to be Consented to or ratified under the terms of this Agreement.

(B) No action shall be taken by a Partner if it would cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes. A determination of whether such action will have the above described effect shall be based upon a declaratory judgment or similar relief obtained from a court of competent jurisdiction, a favorable ruling from the IRS, or the receipt of an opinion of tax counsel selected or approved by the General Partner.

Section 6.4 Business with Affiliates.

(A) The General Partner, in its sole and absolute discretion, may cause the Partnership to transact business with the Partners, Affiliates or Subsidiaries for goods or services reasonably required in the conduct of the Business; provided that any such transaction shall be effected only on terms competitive with those that may be obtained in the marketplace from unaffiliated Persons. In addition, except as expressly permitted under this Agreement, neither the General Partner nor any Affiliate of the General Partner may sell, transfer or otherwise convey any property to, or purchase any property from, the Partnership, except on terms competitive with those that may be obtained in the marketplace from unaffiliated Persons.

(B) In furtherance of Section 6.4(A) the Partnership may lend or contribute to its Subsidiaries on terms and conditions established by the General Partner in its sole and absolute discretion.

(C) The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of the employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner of any of the Partnership’s Subsidiaries.

Section 6.5 Compensation; Reimbursement of Expenses. Except as set forth in this Section 6.5, a General Partner shall not be paid compensation for serving as general partner. Except as otherwise set forth in this Agreement, the General Partner shall be fully and entirely reimbursed by the Partnership for any and all direct and indirect costs and expenses incurred in connection with the organization of the Partnership pursuant to this Agreement. In addition, the General Partner shall be reimbursed for all expenses incurred by the General Partner in connection with (i) the ownership, operation, management and supervision of the Business (including, without limitation, all executive compensation and all general and administrative expenses incurred by the Company, (ii) the initial public offering of REIT Shares by the REIT and (iii) any other issuance of additional Partnership Interests or REIT Shares. With respect to any such reimbursement, the General Partner shall present the Partnership with such invoices or allocations as are necessary to substantiate such costs and expenses.

Section 6.6 Liability for Acts and Omissions.

(A) The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the other Partners for any act or omission performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed to be (i) within the scope of the authority granted by this Agreement and (ii) in the best interests of the Partnership. In exercising its authority hereunder, the General Partner may, but shall not be under any obligation to, take into account the tax consequences to any Partner of any action they undertake on behalf of the Partnership. Neither the General Partner nor the Partnership shall in any event have any liability as a result of any income tax liability incurred by a Partner as a result of any action or inaction of the Partnership or the General Partner hereunder, whether or not such action is expressly authorized hereunder, and, by their execution of this Agreement, the Limited Partners acknowledge the foregoing.

(B) Unless otherwise prohibited hereunder, the General Partner shall be entitled to exercise any of the powers granted to it and perform any of the duties required of it under this Agreement directly or through any agent. The General Partner shall not be responsible for any misconduct or negligence on the part of any agent; provided that the General Partner selected or appointed such agent in good faith.

Section 6.7 Indemnification.

(A) The Partnership shall indemnify (i) any Person made a party to a proceeding by reason of his status as (x) a General Partner, (y) a director or officer of the Partnership or a General Partner or (z) any Person (including any Affiliate) designated as agent by a General Partner in its reasonable discretion (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines, settlements and any other amounts arising out of or in connection with any claims, demands, actions, suits or proceedings (civil, criminal or administrative) relating to or resulting (directly or indirectly) from the operations of the Partnership, in which such Indemnified Party becomes involved, or reasonably believes may become involved, to the fullest extent permitted under the Act (including any procedures set forth therein regarding advancement of expenses to such Indemnified Party).

(B) The Partnership shall have the authority to purchase and maintain such insurance policies on behalf of the Indemnified Parties as the General Partner shall determine, which policies may cover those liabilities the General Partner reasonably believes may be incurred by an Indemnified Party in connection with the operation of the business of the Partnership. The right to procure such insurance on behalf of the Indemnified Parties shall in no way mitigate or otherwise affect the right of any such Indemnification Party to indemnification pursuant to Section 6.7(A) hereof.

(C) The provisions of this Section 6.7 are for the benefit of the Indemnified Parties their heirs, successors, assigns and administrators and shall not be deemed to create any rights in or benefit to other Person.

Section 6.8 Other Matters Concerning the General Partner.

(A) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(B) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(C) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

(D) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to quality as a REIT or (ii) to avoid the General Partner incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

ARTICLE VII

ADMINISTRATIVE, FINANCIAL AND TAX MATTERS

Section 7.1 Books and Records.

(A) The General Partner shall maintain at the office of the Partnership full and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, names and current addresses of Partners, and all other records necessary for recording the Partnership’s business and affairs.

(B) All Partners and their duly authorized representatives shall have in addition to all of the rights provided in this Agreement or the Act, the right, upon written demand setting forth the purpose of such demand, and at such Limited Partner’s own expense:

(1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Securities Exchange Act of 1934;

(2) to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(3) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(C) Notwithstanding any other provision of this Section 7.1, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

Section 7.2 Annual Audit and Accounting. The books and records of the Partnership shall be kept for financial and tax reporting purposes on the accrual basis of accounting in accordance with generally accepted accounting principles (“GAAP”). The accounts of the Partnership shall be audited annually by a nationally recognized accounting firm of independent public accountants selected by the General Partner (the “Independent Accountants”).

Section 7.3 Partnership Funds. The General Partner shall have responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its direct or indirect possession or control. All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signatures as the General Partner may, from time to time, determine.

Section 7.4 Reports and Notices. The General Partner shall use its reasonable efforts to provide all Partners with the following reports no later than the dates indicated or as soon thereafter as circumstances permit:

(A) By March 31, IRS Form 1065 and Schedule K-1, or similar forms as may be required by the IRS, stating each Partner’s allocable share of income, gain, loss, deduction or credit for the prior Fiscal Year;

(B) Within ninety (90) days after the end of each of the first three (3) fiscal quarters, as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the REIT if such statements are prepared solely on a consolidated basis with the REIT, and such other information as may be legally required or determined to be appropriate by the General Partner; and

(C) Within ninety (90) days after the end of each Fiscal Year, as of the close of the Fiscal Year, an annual report containing audited financial statements of the Partnership, or of the REIT if such statements are prepared solely on a consolidated basis with the REIT, presented in accordance with GAAP by the Independent Accountants, and such other information as may be required by applicable law or regulations, or as the General Partner determines to be appropriate.

Section 7.5 Tax Matters.

(A) The General Partner shall be designated the Tax Matters Partner of the Partnership for federal income tax matters pursuant to Code Section 6223(c)(3). The Tax Matters

Partner is authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. The Tax Matters Partner shall mail to the Limited Partners within ten (10) business days of the receipt thereof, a copy of any notice or other communication with respect to the Partnership received from the IRS (or other governmental tax authority), or any court with respect to any administrative or judicial proceeding involving the Partnership. The Limited Partners agree to cooperate with the General Partner in connection with the conduct of all proceedings pursuant to Section 7.5(A). The taking of any action and the incurring of any expenses by the Tax Matters Partner in connection with any such proceeding, except to the extent required by this Agreement and by law, a matter in the sole and absolute discretion of the Tax Matters Partner and the provisions relating to indemnification of the General Partner set forth in Section 6.7 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

(B) The Tax Matters Partner shall receive no compensation for its services in such capacity. If the Partnership incurs any costs related to any tax audit, declaration of any tax deficiency or any administrative proceeding or litigation involving any Partnership tax matter, such amount shall be an expense of the Partnership and the Tax Matters Partner shall be entitled to full reimbursement therefor.

(C) The General Partner shall cause to be prepared all federal, state and local income tax returns required of the Partnership at the Partnership’s expense.

(D) Except as set forth herein, the General Partner shall determine whether to make (and, necessary, revoke) any tax election available to the Partnership under the Code or any state tax law; provided, however, the General Partner shall make the election under Code Section 754 and the Treasury Regulations promulgated thereunder. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership in accordance with the provisions of Code Section 709.

Section 7.6 Withholding. Each Partner hereby authorizes the Partnership to withhold from or pay to any taxing authority on behalf of such Partner any tax that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner. Any amount paid to any taxing authority which does not constitute a reduction in the amount otherwise distributable to such Partner shall be treated as a loan from the Partnership to such Partner which loan shall bear interest at the “prime rate” as published from time to time in the Wall Street Journal plus two (2) percentage points, and shall be repaid within ten (10) business days after request for repayment from the General Partner. The obligation to repay any such loan shall be secured by such Partner’s Partnership Interest and each Partner hereby grants the Partnership a security interest in his Partnership Interest for the purposes set forth in this Section 7.6, and this Section 7.6 shall serve as a security agreement for purposes of the Uniform Commercial Code. Each Partner agrees to take such reasonable actions as the General Partner may request to perfect the security interest granted hereby. In the event any Partner fails to repay any deemed loan pursuant to this Section 7.6, the Partnership shall be entitled to avail itself of any rights and remedies it may have. Furthermore, upon the expiration of ten (10) business days after demand for payment, the General Partner shall have the right to make the payment to the Partnership on behalf of the defaulting Partner and thereupon be subrogated to the rights of the Partnership with respect to such defaulting Partner.

ARTICLE VIII

TRANSFER OF PARTNERSHIP INTERESTS; ADMISSIONS OF PARTNERS

Section 8.1 Transfer by General Partner. The General Partner may not voluntarily withdraw or Transfer all or any portion of its General Partner Interest.

Section 8.2 Obligations of a Prior General Partner. Upon the Involuntary Withdrawal of a General Partner, (i) it shall remain liable for all obligations and liabilities (other than Partnership liabilities payable solely from Partnership Assets) incurred by it as General Partner before the effective date of such event; and (ii) it shall pay all costs associated with the admission of its Successor General Partner. However, such General Partner who withdraws shall be free of and held harmless by the Partnership against any obligation or liability incurred on account of the activities of the Partnership from and after the effective date of such event, except as provided in this Agreement; and (iii) the Partnership Interest of such Partner shall be converted to a Limited Partner Interest as of such Involuntary Withdrawal.

Section 8.3 Additional or Successor General Partner. A successor to all of a General Partner’s General Partner Interest who is proposed to be admitted to the Partnership as a Successor General Partner shall be admitted as the General Partner upon the affirmative vote of Partners holding a majority of the Limited Partnership Units. Any such transferee shall carry on the business of the Partnership without dissolution. In addition, the following conditions must be satisfied:

(A) The Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement, by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner; and

(B) An amendment to this Agreement evidencing the admission of such Person as a General Partner shall have been executed by all other General Partners, or if there are no other General Partners, by the withdrawing General Partner and the Successor General Partner, and an amendment to the Certificate shall have been filed for recordation as required by the Act.

Section 8.4 Restrictions on Transfer and Withdrawal by Limited Partner.

(A) Subject to the provisions of Section 8.4(D), no Limited Partner may Transfer all or any portion of his Partnership Interest without first obtaining the Consent of the General Partner, which Consent may be granted or withheld in the sole and absolute discretion of the General Partner.

(B) No Limited Partner may withdraw from the Partnership other than as a result of permitted Transfer of all of his Partnership Units pursuant to this Article VIII or pursuant to a redemption of all of his Partnership Units pursuant to Article IX. Upon the Transfer or redemption of all of a Limited Partner’s Partnership Units, such Limited Partner shall cease to be a Limited Partner.

(C) Upon the Involuntary Withdrawal of any Limited Partner (which shall under no circumstance cause the dissolution of the Partnership), the executor, administrator, trustee, guardian, receiver or conservator of such Limited Partner’s estate shall succeed to those rights of the Limited Partner prior to such Involuntary Withdrawal for the purpose of settling the affairs of such Limited Partner.

(D) A Limited Partner may Transfer, with the Consent of the General Partner, all or a portion of his Partnership Units to (a) a parent or parents, spouse, natural or adopted descendant or descendants, spouse of such a descendant, or brother or sister, (b) a corporation controlled by a Person or Persons named in (a) above, or (c) if the limited partner is an entity, its beneficial owners, and the General Partner shall grant its Consent to any Transfer pursuant to this Section 8.4(D) unless such Transfer, in the reasonable judgment of the General Partner, would cause (or have the potential to cause) the REIT to have more than fifty percent (50%) in value of its outstanding stock owned, directly or indirectly, by or for not more than five (5) Persons, in which case the General Partner shall have the absolute right to refuse to permit such Transfer, and any purported Transfer in violation of this Section 8.4(D) shall be null and void ab initio.

(E) No Transfer of Limited Partner Units shall be made if such Transfer would (i) in the opinion of Partnership counsel, cause the Partnership to be terminated for federal income tax purposes or to be treated as an association taxable as a corporation (rather than a partnership) for federal income tax purposes; (ii) be effected through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704; (iii) in the opinion of Partnership counsel, such Transfer would violate the provisions of applicable securities laws; or (iv) violate the terms of (or result in a default or acceleration under) any law, rule, regulation, agreement or commitment binding on the Partnership.

Section 8.5 Substituted Limited Partner.

(A) No transferee shall become a Substituted Limited Partner in place of his assignor unless and until the following conditions have been satisfied:

(1) The assignor and transferee file a Notice or other evidence of Transfer and such other information reasonably required by the General Partner, including, without limitation, names, addresses and telephone numbers of the assignor and transferee;

(2) The transferee executes, adopts and acknowledges this Agreement, or a counterpart hereto, and such other documents as may be reasonably requested by the General Partner, including, without limitation, all documents necessary to comply with applicable tax and/or securities rules and regulations;

(3) The assignor or transferee pays all cost and fees incurred or charged by the Partnership to effect the Transfer and substitution; and

(4) The assignor or transferee obtains the written Consent of the General Partner, which may be given or withheld in its sole and absolute discretion.

(B) If a transferee of a Limited Partner does not become a Substituted Limited Partner pursuant to Section 8.5(A), such transferee shall be an Assignee and shall not have any rights to require any information on account of the Partnership’s business, to inspect the Partnership’s books, to participate in the management or operation of the Partnership, or to vote or otherwise take part in the affairs of the Partnership (such Partnership Units being deemed to have been voted in the same proportions as all other Partnership Units held by Limited Partners have been voted). Such Assignee shall be entitled, however, to all the rights of an assignee of a limited partnership interest under the Act. Any Assignee wishing to Transfer the Partnership Units acquired shall be subject to the restrictions set forth in this Article VIII.

Section 8.6 Timing and Effect of Transfers. Unless the General Partner agrees otherwise, Transfers under this Article VIII may only be made as of the first day of a fiscal quarter of the Partnership. Upon any Transfer of a Partnership Interest in accordance with this Article VIII or redemption of a Partnership Interest in accordance with Article IX, the Partnership shall allocate all items of Profit and Loss between the transferor Partner and the transferee Partner in accordance with Code Section 706(d) (subject to such accounting conventions, elections and adjustments as the General Partner in its sole and absolute discretion determines to be appropriate). The transferor Partner shall have the right to receive all distributions the Record Date as to which precedes the date of Transfer and the transferee Partner shall have the right to receive all distributions thereafter.

Section 8.7 Additional Limited Partners. After the initial execution of this Agreement and the admission to the Partnership of the initial Limited Partners, any Person making a Capital Contribution to the Partnership in accordance herewith shall be admitted as an Additional Limited Partner of the Partnership only (i) with the Consent of the General Partner, (ii) upon execution, adoption and acknowledgement of this Agreement, or a counterpart hereto, and such other documents as may be reasonably requested by the General Partner, including without limitation, the power of attorney required under Section 12.3. Upon satisfaction of the foregoing requirements, such Person shall be admitted as an Additional Limited Partner effective on the date upon which the name of such Person is recorded on the books of the Partnership.

Section 8.8 Amendment of Agreement and Certificate. Upon any admission of a Person as a Partner to the Partnership, the General Partner shall take all necessary steps to amend this Agreement to reflect such admission and, if required by the Act, to cause to be filed an amendment to the Certificate.

ARTICLE IX

REDEMPTION

Section 9.1 Right of Redemption.

(A) Subject to any restriction which would prevent the REIT from assuming and satisfying the Redemption Obligation in accordance with the terms of this Article IX, which restriction may be in the REIT Charter, the laws governing the REIT or otherwise (a “Redemption Restriction”), beginning on the Redemption Effective Date, during the four 30-day periods immediately following the filing with the Securities and Exchange Commission by the REIT of its annual report on Form 10-K or quarterly reports on Form 10-Q or during such periods as the Partnership may otherwise determine, each Redeeming Party shall have the right to require the Partnership to redeem all or a portion of the Partnership Units held by such Redeeming Party by providing General Partner with a Redemption Notice. A Limited Partner may not invoke its rights under this Article IX with respect to fewer than 100 Partnership Units or an integral multiple thereof or, if such Limited Partner holds fewer than 100 Partnership Units, all of the Partnership Units held by such Limited Partner. Upon receipt of a Redemption Notice from a Redeeming Party, the Partnership shall be obligated (subject to the existence of any Redemption Restriction) to redeem the Partnership Units from such Redeeming Party (the “Redemption Obligation”) in accordance with the terms hereof.

(B) Upon receipt of a Redemption Notice from a Redeeming Party, the General Partner shall either (i) cause the Partnership to redeem the Partnership Units tendered in the Redemption Notice, (ii) notify the REIT of its receipt of such Redemption Notice, or (iii) provide written Notice to the Redeeming Party of any Redemption Restriction.

Section 9.2 Timing of Redemption. The Redemption Obligation (or the obligation to provide Notice of a Redemption Restriction if one exists) shall mature on the date which is seven (7) business days after the receipt by the General Partner of a Redemption Notice from the Redeeming Party (the “Redemption Date”).

Section 9.3 Redemption Price. On or before the Redemption Date, the Partnership (unless the REIT elects pursuant to Section 9.4 to assume and perform the Redemption Obligations) shall deliver to the Redeeming Party, in the sole and absolute discretion of the General Partner either (i) a Share Payment or (ii) a Cash Payment. In order to enable the Partnership to effect a redemption by making a Share Payment pursuant to this Section 9.3, the REIT in its sole and absolute discretion may issue additional REIT Shares to the Partnership in exchange for the issuance to the REIT of Partnership Units determined by applying the Conversion Multiple to the number of REIT Shares issued.

Section 9.4 Assumption of Redemption Obligation. Upon notification by the General Partner, pursuant to Section 9.1(B)(ii) hereof, the REIT, in its sole and absolute discretion, shall have the right to assume the Redemption Obligation on behalf of the Partnership. In such case, the REIT shall be substituted for the Partnership for all purposes of this Article IX and, upon acquisition of the Partnership Units tendered by the Redeeming Party pursuant to the Redemption Notice shall be treated for purposes of this Agreement as the owner of such Partnership Units. In such case, the transaction shall be treated for federal income tax for all purposes by the Partnership, the REIT and the Redeeming Party as a sale by the Redeeming Party as seller to the REIT as purchaser.

Section 9.5 Further Assurances. Each party to this Agreement agrees to execute any documents deemed reasonably necessary by the General Partner to evidence the issuance of any Share Payment to a Redeeming Party.

Section 9.6 Effect of Redemption. Upon the satisfaction of the Redemption Obligation by the Partnership or the REIT, as the case may be, the Redeeming Party shall have no further right to receive any Partnership distributions in respect of the Partnership Units so redeemed (except for distributions paid after the Redemption Date but for which the Record Date precedes the Redemption Date).

ARTICLE X

DISSOLUTION AND LIQUIDATION

Section 10.1 Term and Dissolution. The Partnership shall continue until December 31, 2093, or until dissolution occurs prior to that date for any one of the following reasons:

(A) An election to dissolve the Partnership is made in writing by the General Partner;

(B) An event of withdrawal, within the meaning of the Act, of the last remaining General Partner unless, within ninety (90) days after such event of withdrawal the remaining Partners holding a majority of the Partnership Units agree in writing to the continuation of the Partnership and to the appointment of a Successor General Partner;

(C) Entry of a decree of judicial dissolution of the Partnership under the Act; or

(D) The sale, exchange or other disposition of all or substantially all of the Partnership Assets.

Section 10.2 Liquidation of Partnership Assets.

(A) In the event of dissolution pursuant to Section 10.1, the Partnership shall continue solely for purposes of winding up the affairs of, achieving a final termination of and satisfaction of the creditors of the Partnership. The General Partner or, if the General Partner has suffered an Involuntary Withdrawal, a liquidator or liquidating committee selected by Partners holding a majority of the Partnership Units (the General Partner or such liquidator or liquidating committee being sometimes hereinafter referred to as “Liquidator”) shall be responsible for oversight of the winding up and dissolution of the Partnership. The Liquidator shall obtain a full accounting of the assets and liabilities of the Partnership and such Partnership Assets shall be liquidated as promptly as the liquidator is able to do so with out any undue loss in value, with the proceeds therefrom applied and distributed in the following order:

(1) First, to the discharge of Partnership debts and liabilities to creditors other than Partners;

(2) Second, to the discharge of Partnership debts and liabilities to the Partners; and

(3) The balance, if any, to the Partners in accordance with their positive Capital Accounts after giving effect to all contributions, distributions and allocations for all periods and otherwise in accordance with Section 10.3(A).

(B) In accordance with Section 10.2(A), the liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership Assets; provided, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership Assets would cause undue loss to the Partners, the Liquidator may defer the liquidation except (i) to the extent provided by the Act or (ii) as may be necessary to satisfy the debts and liabilities of the Partnership to Persons other than the Partners.

(C) If, in the sole and absolute discretion of the Liquidator, there are Partnership Assets that the Liquidator will not be able to liquidate, or if the liquidation of such assets would result in due loss to the Partners, the Liquidator may distribute such Partnership Assets to the Partners in-kind, in lieu of cash, as tenants-in-common in accordance with the provisions of Section 10.2(A). The foregoing notwithstanding, such in-kind distributions shall only be made if in the Liquidator’s good faith judgment that is in the best interest of the Partners.

(D) Upon the complete liquidation and distribution of the Partnership Assets, the Partners shall cease to be Partners of the Partnership, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by law to terminate the Partnership. Upon the dissolution of the Partnership pursuant to Section 10.1, the Liquidator shall cause to be prepared, and shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership. Promptly following the complete liquidation and distribution of the Partnership Assets, the Liquidator shall furnish to each Partner a statement showing the manner in which the Partnership Assets were liquidated and distributed.

Section 10.3 Effect of Treasury Regulations.

(A) In the event the Partnership is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X to the General Partner and the Limited Partners who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations), such Partner shall have no obligation to make any contribution to the capital of the Partnership.

(B) In the event the Partnership is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but there has been no dissolution of the Partnership under Section 10.1 hereof, then the Partnership Assets shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. In the event of such a liquidation there shall be deemed to have been a distribution of Partnership Assets in kind to the Partners in accordance with their respective Capital Accounts followed by a recontribution of the Partnership Assets by the Partners also in accordance with their respective Capital Accounts.

Section 10.4 Time for Winding-Up. Anything in this Article X notwithstanding, a reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of the Partnership Assets in order to minimize any potential for losses as a result of such process. During the period of winding up, this Agreement shall remain in full force and effect and shall govern the rights and relationships of the Partners inter se.

ARTICLE XI

AMENDMENTS AND MEETINGS

Section 11.1 Amendment Procedure.

(A) Amendments to this Agreement may be prepared and adopted by the General Partner without the Consent of any other Partner; provided, however, no such amendment shall be adopted if it would (i) convert a Limited Partner’s Interest in the Partnership into a General Partner Interest, (ii) increase the liability of a Limited Partner under this Agreement, (iii) except as otherwise permitted in this Agreement, alter a Limited Partner’s rights to distributions or allocations set forth in Article V, (iv) alter or modify any aspect of the Partner’s rights with respect to redemption of Partnership Units, (v) cause the early termination of the Partnership (other than pursuant to the terms hereof) or (vi) amend this Section 11.1(A). Any proposed amendment of this Agreement which requires the Consent of one or more Limited Partners shall be adopted and effective only if it received the Consent of the General Partner and the Consent of Limited Partners holding a majority of Limited Partner Units (including Limited Partner Units held by the General Partner). In the case of any proposed amendment of this Agreement which requires the Consent of the Limited Partners, the General Partner shall either call a meeting to solicit the vote of said Partners or seek the written vote of said Partners to such amendment. In the case of a request for a written vote, the General Partner shall be authorized to impose such reasonable time limitations for response, but in no event less than ten (10) days, with the failure to respond being deemed a vote consistent with the vote of the General Partner.

(B) Amendments to this Agreement may be proposed only by the General Partner. Within ten (10) days of making any proposal to amend this Agreement requiring the Consent of the Limited Partners, the General Partner shall give all Partners Notice of such Proposal (along with the text of the proposed amendment and a statement of its purpose).

(C) The General Partner shall provide Notice to the Limited Partners whenever it exercises its authority to amend unilaterally this Agreement pursuant to the terms of this Section 11.1.

Section 11.2 Meetings and Voting.

(A) Meetings of Partners may be called only by the General Partner. The General Partner shall give all Partners Notice of the purpose of such proposed meeting not less than seven (7) days nor more than thirty (30) days prior to the date of the meeting. Meetings shall be held at a reasonable time and place selected by the General Partner. Whenever the vote or Consent of Partners is permitted or required hereunder, such vote or Consent shall be requested by the General Partner and may be given by the Partners in the same manner as set forth for a vote with respect to an amendment to this Agreement in Section 11.1(A).

(B) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action to be taken is signed by the partners owning Percentage Interests required to vote in favor of such action, which consent may be evidenced in one or more instruments.

(C) Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters on which a Limited Partner may participate. Every proxy (i) must be signed by the Limited Partner or his attorney-in-fact, (ii) shall expire eleven (11) months from the date thereof unless the proxy provides otherwise and (iii) shall be revocable at the discretion of the Limited Partner granting such proxy.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Title to Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or, in the name of its nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities.

Section 12.2 Other Activities of Limited Partners. Except as expressly provided otherwise in this Agreement or in any other agreement entered into by a Limited Partner or any Affiliate of a Limited Partner and the Partnership, the General Partner or any Subsidiary of the Partnership or the General Partner, any Limited Partner or any Affiliate of any Limited Partner may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, including, without limitation, real estate business ventures, whether or not such other enterprises shall be in competition with any activities of the Partnership, the General Partner or a Subsidiary, and neither the Partnership, the General Partners, the Subsidiary nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

Section 12.3 Power of Attorney.

(A) Each Partner hereby irrevocably appoints and empowers the General Partner (which term shall include the Liquidator, in the event of a liquidation, for purposes of this Section 12.3) and each of their authorized officers and attorneys-in-fact with full power of substitution as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead to:

(1) make, execute, acknowledge, publish and file in the appropriate public offices (a) any duly approved amendments to the Certificate pursuant to the Act and to the laws of any state in which such documents are required to be filed; (b) any certificates, instruments or documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business; (c) any other instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems advisable to file; (d) any documents which may be required to effect the continuation of the Partnership, the admission, withdrawal or substitution of any Partner pursuant to Article VIII, the dissolution and termination of the Partnership pursuant to Article X, or the surrender of any rights or the assumption of any additional responsibilities by the General Partner; (e) any document which may be required to effect an amendment to this Agreement to correct any mistake, omission or inconsistency, or to cure any ambiguity herein, to the extent such amendment is permitted by Section 11.1(B); and (f) all instruments (including this Agreement and amendments and restatements hereof) relating to the determination of the rights, preferences and privileges of any class or series of Partnership Units issued pursuant to Section 4.2(B) of this Agreement; and

(2) sign, execute, swear to and acknowledge all voting ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary, in the sole discretion of the General Partner, to effectuate the terms or intent of this Agreement.

(B) Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XI or as may be otherwise expressly provided for in this Agreement.

(C) The foregoing grant of authority (i) is a special power of attorney, coupled with an interest, and it shall survive the Involuntary Withdrawal of any Partner and shall extend to such Partner’s heirs, successors, assigns and personal representatives; (ii) may be exercised by the General Partner for each and every Partner acting as attorney-in-fact for each and every Partner; and (iii) shall survive the Transfer by a Limited Partner of all or any portion of its Interest and shall be fully binding upon such transferee; except that the power of attorney shall survive such assignment with respect to the assignor Limited Partner for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect the admission of the transferee as a Substitute Limited Partner. Each Partner hereby agrees to be bound by any representations made by the General Partner, acting in good faith pursuant to such power of attorney. Each Partner shall execute and deliver to the General Partner, within fifteen (15) days after receipt of the General Partner’s request therefor, such further designations, powers of attorney and other instruments as the General Partner deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 12.4 Further Assurances. The parties agree to execute and deliver all such documents, provide all such information and take or refrain from taking any actions as may be necessary or desirable to achieve the purposes of this Agreement and the Partnership.

Section 12.5 Titles and Captions. All article or section titles or captions in this Agreement are solely for convenience and shall not be deemed to be part of this Agreement or otherwise define, limit or extend the scope or intent of any provision hereof.

Section 12.6 Applicable Law. This Agreement, and the application or interpretation thereof, shall governed exclusively by its terms and by the law of the State of Delaware.

Section 12.7 Binding Agreement. This Agreement shall be binding upon the parties hereto, their heirs, executors, personal representatives, successors and assigns.

Section 12.8 Waiver of Partition. Each of the parties hereto irrevocably waives during the terms of the Partnership any right that it may have to maintain any action for partition with respect to any property of the Partnership.

Section 12.9 Counterparts and Effectiveness. This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against the Person who executed it. The execution of this Agreement and delivery thereof by facsimile shall be sufficient for all purposes, and shall be binding upon any party who so executes.

Section 12.10 Survival of Representations. All representations and warranties herein shall survive the dissolution and final liquidation of the Partnership.

Section 12.11 Entire Agreement. This Agreement (and all Exhibits hereto) contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein. There are no representations, agreements, arrangements or understandings, oral or written, among the Partners hereto relating to the subject matter of this Agreement which are not fully expressed herein and in said Exhibits.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

GENERAL PARTNER:

ATTEST:	THE MILLS CORPORATION

/s/ Laurence Siegel	By: /s/ Herbert S. Miller
Laurence Siegel, Secretary	Herbert S. Miller, President
4/20/94

INITIAL LIMITED PARTNER:

/s/ Herbert S. Miller
Herbert S. Miller

LIMITED PARTNERS:

/s/ Herbert S. Miller
The Mills Corporation
as Attorney-in-Fact for the Limited Partners